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                                                                 EXHIBIT 10.2(b)




                              SEVERANCE AGREEMENT


         This Severance Agreement (the "Agreement") is by and between Aames Financial Corporation ("Aames"), for itself and for all of its affiliated, related and subsidiary companies, licensees, joint venturers and partnerships, as well as their respective directors, officers, partners, employees, agents, attorneys, successors and assigns, past and present, and each of them, (collectively, "Aames"), on the one hand, and Gary K. Judis, for himself and his agents, representatives, heirs and assigns (collectively, "Mr. Judis"), on the other hand.

         In consideration of the promises, mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Aames and Mr. Judis agree as follows:

         1. SEVERANCE OF EMPLOYMENT RELATIONSHIP. Aames and Mr. Judis agree and acknowledge that Mr. Judis shall voluntarily resign, under Section 7(a) of the Amended and Restated Employment Agreement dated September 12, 1996 between Aames and Mr. Judis (the "Employment Agreement"), as President and Chief Executive Officer of Aames effective May 7, 1997 (the "Effective Date"). Mr. Judis' letter of resignation shall be in the form attached hereto as Exhibit A (the "Letter of Resignation"). Effective on the Effective Date, the Employment Agreement shall be terminated and Mr. Judis shall continue to serve as Chairman of the Board and commence his duties as a consultant to Aames pursuant to that certain Consulting Agreement between Aames and Mr. Judis of even date herewith (the "Consulting Agreement"). Mr. Judis hereby confirms his agreement and understanding that as of the Effective Date (a) he will become a consultant to Aames and (b) he has received all compensation, expense reimbursements and other benefits (other than stock options granted to Mr. Judis prior to the date hereof and currently outstanding) to which he may be entitled to receive under the Employment Agreement through the Effective Date, other than Base Salary (as defined in the Employment Agreement) through the Effective Date and reimbursement of expenses incurred prior to the Effective Date.

         2.      CONSIDERATION.   In consideration of the covenants and
undertakings set forth in this Agreement, and concurrently with the execution of this Agreement, Aames and Mr. Judis agree to the following:

         (a) Mr. Judis will receive a lump sum severance payment in the amount of $900,000 upon execution of this Agreement;

         (b) For a period of 12 months from the date hereof, Mr. Judis will receive board fees of $1 million (payable monthly) for serving as Chairman of the Board and he shall be entitled to maintain his current office and secretary which shall be the office and secretary of the Chairman, and to receive such other perquisites with respect to travel arrangements and use of Company credit cards that are made available by the Company to other senior executive officers of the Company, provided that such fees and perquisites shall terminate in the event he is
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removed from the Board of Directors for cause or his position as Chairman terminates as a result of his voluntary resignation, death or disability;

         (c) Mr. Judis will receive from Aames lifetime coverage for himself and his spouse under medical and dental plans comparable to those provided by Aames to its senior executive officers;

         (d) The life insurance policy provided to Mr. Judis under Section 5(f) of the Employment Agreement will be maintained throughout Mr. Judis' life;

         (e) Title to Mr. Judis' current company car will be transferred to him upon execution of this Agreement;

         (f) Aames will continue to maintain directors and officers liability insurance in an amount at least equal to the amount in effect as of the date hereof (i.e., $100 million); and

         (g) All reasonable legal fees incurred by Mr. Judis in connection with the negotiation of this Agreement will be paid by Aames.

         3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Mr. Judis hereby agrees that he will not disclose to any person or otherwise use or exploit any proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding Aames, its business, properties, customers or affairs (collectively, "Confidential Information") obtained by him at any time during his employment by Aames. Notwithstanding anything herein to the contrary, the term "Confidential Information" shall not include information which (a) is or becomes generally available to the public other than as a result of disclosure by Mr. Judis in violation of this Agreement; (b) is or becomes available to Mr. Judis on a non-confidential basis from a source other than Aames, provided that such source is not known by Mr. Judis to be furnishing such information in violation of a confidentiality agreement with or other obligation of secrecy to Aames; (c) has been made available, or is made available, on an unrestricted basis to a third party by Aames, by an individual authorized to do so; or (d) is known by Mr. Judis prior to its disclosure to him. Mr. Judis may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to Mr. Judis, or if Mr. Judis receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to Mr. Judis. If
Mr. Judis is served with any subpoena, court order or other legal process seeking disclosure of any Confidential Information, Mr. Judis shall promptly notify the Board





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of Directors at the address set forth below, but in no event more than 48 hours after receipt of same. Except in the performance of his duties hereunder, Mr. Judis agrees not to remove any documents, records or other information from the premises of Aames or any of its subsidiaries or affiliates containing any such Confidential Information and acknowledges that such documents, records and other information are the exclusive property of Aames or its subsidiaries or affiliates. The confidentiality obligations imposed on Mr. Judis by the terms of this Agreement shall be continuing.

         4. NON-COMPETITION AND NON-SOLICITATION. Mr. Judis agrees that for a period of three years from the date hereof, he will not directly or indirectly (a) own, manage, operate, control, invest in, lend to or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, joint venturer, officer, director, investor or other participant) in any business that competes with Aames; provided, however, that this restriction shall not prohibit Mr. Judis from (i) owning not more than 1% of the outstanding shares of any publicly-held corporation engaged in a competing business with Aames, (ii) engaging in any activity that does not compete with any activity currently engaged in by Aames, including, but limited to, the entertainment or recording business or (iii) making personal real estate investments; or (b) interfere with the business of Aames, whether by way of interfering with, soliciting or encouraging employees of Aames to terminate their employment with Aames, or disrupting its relationship with customers, agents, representatives or vendors or otherwise.

         5.      REMEDIES FOR BREACH OF THIS AGREEMENT.

         (a) INJUNCTIVE RELIEF. Judis agrees and acknowledges that any remedy at law for any breach or threatened breach of the provisions of paragraphs 3, 4, 6(c) and 6(d) and the covenants set forth therein, will be inadequate and, accordingly, Mr. Judis hereby stipulates that Aames is entitled to obtain injunctive relief for any such breaches or threatened breaches. The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to Aames.

         (b) ATTORNEYS' FEES AND COSTS. If either party brings an action to enforce the terms of this Agreement or declare its rights under this Agreement, the prevailing party in such action, including all appeals, shall receive reasonable attorneys' fees, experts' fees and all costs, in addition to such other relief as may be granted.

         6.      MISCELLANEOUS.

         (a) RELEASE. (i) Mr. Judis hereby waives, releases and forever discharges Aames from any claim of any kind, whether known or unknown, suspected or unsuspected, arising out of or in any way related to Mr. Judis' employment with Aames and/or severance of employment from Aames, including but not limited to any claims based on allegations of discrimination under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq., the Americans With Disabilities Act, 42 U.S.C. Section 12101, et seq., the California Fair





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Employment & Housing Act, California Government Code Section  12900, et seq.,
any contract, tort, wage and hour law, and/or any federal, state or local fair employment practice or civil rights law, ordinance or executive order, or any other wrongdoing or improper conduct whatsoever, including but not limited to, any claims for violation of any state or federal law or regulations, or for breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge, misrepresentation, defamation, fraud, fraudulent inducement or emotional distress, and any and all other claims or torts whatsoever, all to the fullest extent permitted by law, except for any claims, obligations and liabilities resulting from, arising out of or in connection with this Agreement. Mr. Judis acknowledges and agrees that he was provided 21 days to consider this Agreement and to consult with counsel and have the opportunity to receive independent legal advice with respect to the matters hereinabove set forth and the asserted rights arising out of said matters, and has been encouraged to do so. To the extent that Mr. Judis has taken less than 21 days to consider this Agreement, Mr. Judis acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he did not desire or need additional time.

         This Agreement as it relates to a release of age discrimination claims is revocable by Mr. Judis for a period of seven calendar days following his execution of this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be directed to Alice Cobb, facsimile number (213) 383-5931.

         The foregoing release shall not limit in any way Mr. Judis' right to indemnification under any indemnification agreement between Aames and Mr. Judis, Aames' Bylaws or any applicable law, including, but not limited to, the Delaware General Corporation Law.

         (ii) As a material inducement to Mr. Judis to enter into this Agreement, Aames hereby waives, releases and forever discharges Mr. Judis from any claims, liabilities, obligations, damages, costs, losses and expenses (including reasonable attorneys' fees and costs actually incurred), of any kind, except for shareholder derivative suits brought by or in the right of Aames, arising out of or in any way related to Mr. Judis' employment or directorship with Aames and/or severance of employment from Aames which are currently known to Aames. The parties expressly acknowledge and agree that Aames does not release Mr. Judis from claims arising out of his employment or directorship with Aames which are unknown or which it does not know or expect to exist in its favor at the time of the execution of this Agreement.

         (b) RELEASE OF UNKNOWN CLAIMS. In granting the general release set forth in paragraph 6(a)(i) above, Mr. Judis expressly waives all rights under Section 1542 of the California Civil Code, which he has read and fully understands. This section reads as follows:

                          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE





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                          RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY
                          AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Thus, notwithstanding the provision of California Civil Code Section 1542, Mr. Judis expressly acknowledges that this Agreement is also intended to include in its effect, without limitation, all claims, other than claims which may or could arise out of a breach of this Agreement, which he does not know or expect to exist in his favor at the time of executing this Agreement.

         (c)     REPRESENTATIONS CONCERNING RELEASED CLAIMS.        Mr. Judis
represents he has not filed any complaint or charges against Aames with any local, state or federal court or agency based upon events occurring prior to the date of execution of this Agreement. Mr. Judis further represents and agrees that he will not, in the future file, instigate or encourage the filing of any proceeding or lawsuit by any party against Aames in any local, state or federal court or agency. Mr. Judis further represents and agrees that he will not in the future cooperate or participate in any such lawsuit or proceedings except in accordance with this Agreement and as otherwise required by law.

         (d)     ASSISTANCE AND COOPERATION.   Mr. Judis agrees that he will
fully cooperate with Aames and will make himself available to meet with employees and representatives of Aames in connection with any public statements and existing or future investigation, lawsuits, arbitrations or other proceedings, whether civil, criminal or administrative in nature, in which Aames is a party or a witness. Mr. Judis will notify Aames immediately if he is subpoenaed on any matter to which Aames is a party. Mr. Judis agrees not to make any negative, disparaging, detrimental or derogatory comments to any third party about Aames or any of its businesses, employees, executives, agents or representatives at any time whatsoever. Mr. Judis further agrees that all public statements about the circumstances surrounding his resignation shall be consistent with the provisions of the Letter of Resignation.

         (e) ENTIRE AGREEMENT. The Consulting Agreement and this Agreement constitute the entire agreement between Aames and Mr. Judis with respect to the subject matter hereof and supersede any previous negotiations, agreements and understandings (this paragraph excludes any stock option agreements between the parties; such stock option agreements shall remain in effect under the provisions thereof). Mr. Judis acknowledges that he has not relied on any oral or written representations by Aames to induce him to sign this Agreement, other than the terms of this Agreement. No modifications of this Agreement can be made except in a writing signed by both Mr. Judis and an authorized representative of Aames.

         (f) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not





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be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (g) ARBITRATION. Any and all disputes, controversies or claims between Aames and Mr. Judis arising out of or in any way related to this Agreement, including without limitation, fraud in the inducement of this Agreement, or relating to the validity, enforceability or application of this Agreement or to Mr. Judis' employment with or separation of employment from Aames, shall be filed in Los Angeles, California and submitted to final and binding arbitration under the auspices and rules of the Judicial Arbitration and Mediation Services, Inc., or if it is no longer in existence, the American Arbitration Association. There shall be one arbitrator. The parties agree that they have waived any right to trial by jury. The decision of the arbitrator shall be final and binding. The prevailing party in any such arbitration proceeding shall be entitled to its costs and reasonable attorneys' fees. Judgment upon any award rendered may be entered in any court of competent jurisdiction.

         The parties agree that nothing in this paragraph 6(j) shall in any way limit or prevent Aames from seeking any and all equitable or legal relief as set forth in paragraph 5 above.

         (h) NOTICE PROVISION. All notices shall be sent to the following addresses:

                 If to Aames, to:

                          Aames Financial Corporation
                          3731 Wilshire Boulevard
                          Los Angeles, California 90010
                          Attention:  Board of Directors

                 (after June 1, 1997, the address for Aames shall be 350 S. Grand Avenue, 52nd Floor, Los Angeles, California 90017)

                 If to Mr. Judis, to:

                          Gary K. Judis
                          806 N. Roxbury
                          Beverly Hills, California 90210

         (i)     GOVERNING LAW.   Except where federal law controls, this
Agreement shall be construed and governed exclusively by the laws of the State of California, without giving effect to its conflict of laws provisions.





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         THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT.  ITS
CONTENTS HAVE BEEN FULLY EXPLAINED BY THE RESPECTIVE ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.


                             PLEASE READ CAREFULLY:
                       THIS SEVERANCE AGREEMENT INCLUDES
                   A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.



GARY K. JUDIS                              AAMES FINANCIAL CORPORATION


By:  /s/ Gary K. Judis                     By:  /s/  Cary H. Thompson
   -----------------------------              ---------------------------------
         Gary K. Judis                               Cary H. Thompson
                                                     Chief Executive Officer


Dated:   May 7, 1997                       Dated:   May 7, 1997





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                                   EXHIBIT A

                         FORM OF LETTER OF RESIGNATION





                                  May 7, 1997



Board of Directors
Aames Financial Corporation
3731 Wilshire Boulevard
Los Angeles, California 90010

Ladies and Gentlemen:

         Effective this date, I hereby voluntarily resign from my positions as President and Chief Executive Officer of Aames Financial Corporation (the "Company") and each of its subsidiaries and affiliates (collectively, the "Subsidiaries") in accordance with Section 7(a) of my Amended and Restated Employment Agreement dated September 12, 1996. I also resign from any and all other offices, including directorships of the Subsidiaries, I may have held with the Company, except Chairman of the Board.

         My resignation completes the planned management succession that was started when the Company brought Cary Thompson on last year.

         I look forward to my continuing involvement with the Company as Chairman of the Board.



                                       Sincerely,


                                       Gary K. Judis
                                       Chairman of the Board





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